Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 06-26

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports

Second Quarter 2006 Operational Results

1.9 million square feet leased

Occupancy increases to 88.1%

Raleigh, NC – August 7, 2006 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported operational results for the quarter ended June 30, 2006.

Total occupancy in the Company’s wholly-owned portfolio at June 30, 2006 was 88.1%, a 400 basis point increase from June 30, 2005 and a 40 basis point increase from the first quarter of 2006. Occupancy in the Company’s office portfolio, which contributes 82% of annual revenue, increased 360 basis points year over year and was unchanged from the previous quarter.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated “We had a solid second quarter with almost two million square feet of second generation office and industrial space leased. Our development pipeline currently stands at a robust $361 million and includes 18 projects in 11 markets. Since April 1, 2006, we have added five wholly-owned Class “A” office projects that are 60% pre-leased.”

Second Quarter 2006 Operating Highlights

•	Second generation leasing activity in Highwoods’ portfolio was over 1.9 million square feet, including 950,460 square feet of office space, 974,807 square feet of industrial space and 13,573 square feet of retail space.

•	Straight-line (GAAP) rental rates for signed office leases increased 1.8% from straight line rental rates under the previous leases, ahead of the Company’s 2006 expectations. Cash rents for office leases signed in the first quarter declined 5.5%, in line with the Company’s expectations and a modest improvement from the first quarter of 2006 when cash rents for newly signed office leases declined 6.3%

•	Office tenant improvements and leasing commissions as a percentage of term base rent (netting out free rent) were 12.8% compared to the five-quarter average of 12.0%. On a dollar per square foot basis, tenant improvements and leasing commissions were $11.17, in line with our 2006 expectations.

•	On May 3rd, the Company announced that it had obtained a new, $350 million three-year unsecured revolving credit facility, which replaced its previous $250 million unsecured revolving credit facility and a $100 million bank term loan.

Highwoods Properties

2006 Development Activity

The Company’s development pipeline is now $361 million. Since January 1, 2006, the Company has announced and/or commenced eight new wholly-owned developments in seven markets representing $197.5 million of value creating projects. These new projects are detailed in the table below:

Market	RSF	Total Investment	Pre-Leased
Tampa (O)	324,000	$62,400,000	35%
Nashville (O)	255,000	$58,300,000	100%
Atlanta (O)	91,000	$21,700,000	100%
Triad (I)	418,000	$14,400,000	44%
Kansas City (O&R)	47,000	$13,900,000	49%
Richmond (O)	95,000	$13,600,000	0%
Orlando (O)	99,000	$13,200,000	0%

Total	1,329,000	$197,500,000	50%

Mr. Fritsch noted, “Our development pipeline includes four fully leased build-to-suit office projects, one of which is for the United States government. We continue to focus our efforts on building properties in well-leased, highly desirable submarkets where available inventory is scarce and demand is resilient.”

SEC Update

The Company noted that there has been no change in the status of the formal investigation by the SEC. Management continues to cooperate fully and remains confident and comfortable with the information provided to the SEC.

Funds from Operations Outlook

The Company also reaffirmed its guidance for 2006 FFO of $2.28 to $2.42 per diluted share. This estimate continues to reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses, land sale gains, asset dispositions and acquisitions and development. This estimate excludes any gains or impairments associated with potential operating property dispositions, as well as any unusual or non-recurring credits or charges that may occur during the year. It also excludes a reduction of $1.8 million, or $0.03 per share, related to the redemption of $50 million of 8.0% Series B Preferred Shares on February 23, 2006. Factors that could cause actual results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2005 Annual Report on Form 10-K.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. FFO and FFO per share are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO.

Highwoods Properties

Supplemental Information

A copy of the Company’s second quarter 2006 Supplemental Information that includes leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1521/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Tuesday, August 8, 2006 at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone and Web cast replays and a Pod cast will be available two hours after the completion of the call. The replays will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 3168158.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At June 30, 2006, the Company owned or had an interest in 418 in-service office, industrial and retail properties encompassing approximately 35.1 million square feet. Highwoods also owns 830 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected leasing and financing activities and financial and operating performance and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2005 Annual Report on Form 10-K and subsequent SEC reports.

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